Exhibit 15.2

Our ref DOCPROPERTY DocXDocID DLK/734829-000001/25898346v1

Sunlands Technology Group

Building 4 – 6, Chaolai Science Park, No. 36

Chuangyuan Road, Chaoyang District

Beijing, 1000012

The People’s Republic of China

April 25, 2023

Sunlands Technology Group

We have acted as legal advisers as to the laws of the Cayman Islands to Sunlands Technology Group, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2022 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-224890) that was filed on 11 May 2018, pertaining to the Company’s 2017 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP